Exhibit 10.1

Powell Industries, Inc.
Incentive Compensation Plan Guidelines

Purpose

An incentive compensation plan (“Plan”) is intended to promote business growth and profitability and to attract, retain, motivate and reward key members of the management team by linking incentive awards to the achievement of strategically directed financial and non-financial goals on an annual basis. These guidelines are intended also to provide overall guidance while providing flexibility to tailor certain elements of an incentive compensation plan to meet specific business needs.

Eligibility and Participation

Key corporate and subsidiary executives and managers will be designated annually to be Participants in the Plan. Participation is determined principally by the degree to which an employee can have a definitive influence on performance and profitability. Participation in one year does not guarantee participation in the following year.

Participants must be active employees on first day of the plan year to be eligible for a full annual award. Those hired or promoted into eligible positions after the first day of a plan year will be eligible for an annual award on a pro-rata basis assuming all other plan conditions are fulfilled.

Subsidiary presidents may also recommend an incentive “pool” for employees of the subsidiary who are not Plan participants.

The CEO will recommend corporate and subsidiary participants and their maximum incentive compensation amount for approval by the Compensation Committee of the Company’s Board of Directors, and the CEO may authorize use of the an incentive “pool” for employees of Powell Industries, Inc. who are not Plan participants.

Participants in a plan are not eligible for participation in any other annual incentive plan.

Maximum Awards

Each Participant is assigned a maximum incentive compensation award annually based on the Participant’s potential contribution to the performance of the Company or subsidiary. This maximum award is a percentage of participant’s base salary on the first day of the plan year. The Plan year is the fiscal year of the Company.

Each Participant may earn between zero and one hundred percent of this maximum incentive compensation award depending on how the Company or subsidiary that employs the participant performs during the Plan year against pre-established performance targets.

Elements and Weighting of the Plan

o Financial

Each year as part of the budgeting process for each operation, specific goals are established for the following elements: Return on Net Assets (RONA) (earnings before interest and taxes divided by 13 months average of net total assets less current liabilities) and EBIT (earnings before interest and taxes). The CFO will recommend the threshold and maximum performance measures for RONA and EBIT for corporate and subsidiary’s incentive targets.

o Special Factors

Components are significant measures typically focused on major process improvements related to business objectives. While referred to as special factors, they may actually be measurable in financial terms (e.g. accounts receivables, etc.). All special factors measures shall be as specific as possible and have clear goals established for the threshold and maximum performance levels. A maximum of two special factors are recommended.

The weighting percentage reflects the relative weight given to each performance measure. The following measures will be used to measure the performance of each subsidiary and the Company overall:

Performance Measures for Subsidiary Participants
o      60% Weighting: RONA
o      25% Weighting: EBIT
o      15% Weighting: Special Factors

Performance Measures for Corporate Participants
o      50% Weighting: Return on Equity
o 50% Weighting: Earnings Per Share

Each subsidiary will have unique targets. The CEO may authorize the use by a subsidiary of separate performance measures and targets for that subsidiary or for certain of its Participants provided their use is, in the best business judgment of the CEO, compatible and consistent with the purpose and provisions of this Plan.

The CEO will approve measures and targets for each subsidiary. The Compensation Committee will review performance measures and targets for the Company.

Payment of Awards

Annual incentive awards will be determined after the audited financial statements of the Company for the Plan year are complete, and paid in cash as soon as practical thereafter. (Computation of each entity’s performance must be net of (after) provision for the total of Incentive Compensation amounts earned for that entity.) The awards will be made in a lump sum subject to the usual payroll taxes and employee benefit plan deductions.

Incentive goals are based upon a full plan year effort and are measured on a full plan year basis. Incentive compensation is not deemed to be earned by a participant until all conditions of a plan have been fulfilled including participant’s completion of the full plan year for which annual measures and goals are established. However, at the Company’s discretion, a prorated award may be grated for those who were actively employed during a plan year but ceased active employment with the Company under any of the following circumstances: death, retirement, disability (in the first year of disability only), involuntary layoff and transfer.

Prior to payment of such amounts, the Compensation Committee will review and certify the incentive awards for all participants. Amounts due participants under the Plan are an unfunded, general obligation of the Company.

General

The establishment of measures and goals under the plan does not guarantee employment or payment of an award, but rather directs and prioritizes the participant’s activities for a plan year.

Neither a plan nor the establishment of an individual’s performance measures or goals is intended to create or constitute a contract of employment or otherwise. An employee’s employment may be terminated with or without cause or notice at any time at the option of either the Company or the employee.

Administration

The Compensation Committee of the Company’s Board of Directors is the plan administrator. The administrator shall have the full power and discretionary authority to administer and interpret the plan. The administrator will also establish rules for the administration of the plan, including, but not limited to, the power and discretionary authority to determine issues concerning eligibility, prorating or adjusting of awards and interpretation of the terms of the plan.

The decisions of the administrator shall be final and binding.

The Company’s Board of Directors shall have the right to suspend, terminate or amend the plan, in whole or in part, at any time, without notice.

Date Revised: December 5, 2002